Exhibit 4.2

                         CASUAL MALE RETAIL GROUP, INC.
                      1992 STOCK INCENTIVE PLAN, AS AMENDED
                   Non-Qualified Stock Option Grant Agreement

      THIS AGREEMENT, made as of this ______ day of _______, _______, between Casual Male Retail Group, Inc., a Delaware corporation (the "Company"), and _________ (the "Participant").

      WHEREAS, the Company has adopted and maintains the Casual Male Retail Group, Inc. 1992 Stock Incentive Plan, as amended (the "Plan") to encourage and enable the officers, employees and directors of the Company and its subsidiaries, and other persons who are responsible for or contribute to the management, growth or profitability of, or who provide substantial services to, the Company and its subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company, thereby assuring a closer identification of such persons' interests with those of the Company, stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company;

      WHEREAS, the Plan provides that a committee of the Board of Directors of the Company shall administer the Plan and shall determine the individuals to whom stock options shall be granted and the amount and type of such stock options; and

      WHEREAS, the Board has determined that the purposes of the Plan would be furthered by granting the Participant a stock option under the Plan as set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

      1. Grant of Option. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a stock option (the "Option") with respect to ________ shares of common stock of the Company ("Company Stock"). The Option does not constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

      2. Grant Date. The Grant Date of the Option is _____________.

      3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

      4. Exercisability.

      (a) Subject to Section 4(b) below, the Option shall first be exercisable with respect to a number of whole shares as close as possible to the following portion of the total number of shares subject hereto on the following dates:

                                  Shares          Cumulative
      Number of Years       Becoming Available      Shares
    After Date of Grant        For Exercise       Available
----------------------------------------------------------------
     Less than 1 year
         1-2 years
         2-3 years

      (b) In the event of a Change of Control, the Option shall be fully exercisable as of the effective date of the Change of Control.

      5. Exercise Price. The exercise price-per-share of each share with respect to which the Option is granted is $______ the Fair Market Value of a share of Company Stock as of the Grant Date.

      6. Expiration Date; Termination.

      (a) Subject to the provisions of the Plan and this Agreement, the Option shall expire and terminate on the tenth anniversary of the Grant Date.

      (b) If the Participant's employment terminates with the Company, this Option may thereafter be exercised, to the extent that it was exercisable at the time of such termination, in accordance with the following. If the Participant's employment terminates with the Company for any reason other than Cause (as defined in the Plan), the Participant will have 90 days from the date the Participant's termination or until the Expiration Date, if earlier, in which to exercise this Option, to the extent that it was exercisable at the time of such termination. If the Participant's employment terminates with the Company for Cause, any Option held by the Participant will terminate immediately and be of no further force and effect. If the Participant's employment terminates because of death (or otherwise has an Option outstanding at the time of his or her death), the Option, may be exercised by the Participant's legal representative or legatee for a period of one (1) year from the date of death or until the Expiration Date, if earlier, to the extent that it was exercisable at the time of such death.

      7. Method of Exercise. The Option shall be exercisable in whole or in part. The partial exercise of the Option shall not cause the expiration, termination or cancellation of the remaining portion thereof. The Option shall be exercised by delivering notice to the Company in the form, manner and time specified by the Committee, accompanied by payment for the shares of Company Stock being purchased upon the exercise of the Option. Payment shall be made by one or more of the following methods: (i) in cash, by certified check, bank cashier's check, wire transfer or other instrument acceptable to the Committee;
(ii) in the Committee's discretion, in shares of Company Stock owned by the Participant (which, if acquired pursuant to the exercise of a stock option, were acquired at least six months prior to the option exercise date) and valued at their Fair Market Value on the effective date of such exercise; (iii) to the extent permitted by law, by the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; or (iv) a combination of (i), (ii) and (iii) above; provided that in the event the Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Common Stock purchased under this Option will be contingent upon the Company's receipt from the Participant of full payment therefor, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy to itself that the issuance of Common Stock pursuant to the exercise of this Option any subsequent resale of the shares will be in compliance with applicable laws and regulations. Certificates for shares of Company Stock purchased upon the exercise of the Option shall be issued in the name of the Participant or his beneficiary, as the case may be, and delivered to the Participant or his beneficiary as soon as practicable following the effective date on which the Option is exercised.

      8. Securities Matters.

      (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the "1933 Act") of any interests in the Plan or any shares of Company Stock to be issued thereunder or to effect similar compliance under any state laws. The Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant hereto unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable. The Participant specifically understands and agrees that the shares of Company Stock, if and when issued upon exercise of the Option, may be "restricted securities," as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

      (b) The exercise of the Option shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Company Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any exercise of the Option in order to allow the issuance of shares of Company Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of the Option. During the period that the effectiveness of the exercise of the Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

      9. Transferability. During the lifetime of the Participant, the Committee, in its sole discretion, may permit the Participant to transfer the Option to (i) the Participant's spouse, children and grandchildren ("Immediate Family Members") or (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members or (iii) any corporation, partnership, limited liability company, trust or other similar entity of which the Participant and/or members of the Participant's immediate family are the principal stockholders, partners, members, equity owners or beneficiaries. Following any such transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. Except as described in the preceding sentences, the Option is not assignable or transferable other than by will or by the laws of descent and distribution, and during the Participant's lifetime may be exercised only by the Participant or the Participant's legal representative.

      10. Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any shares of Common Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Participant. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

      11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

      12. Integration. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

      13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the provisions governing conflict of laws.

      15. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

      16. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

                              CASUAL MALE RETAIL GROUP, INC.


                              By:
                                 --------------------------------------
                              Name:  David A. Levin
                              Title: President and Chief Executive Officer

      Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:

Date:____________                      _________________________________

                              Address:   _________________________

                                         _________________________